UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

QuinStreet, Inc.

(Name of issuer)

Common Stock, par value $0.001 per share

(Title of class of securities)

7487Q 10 0

(CUSIP number)

December 31, 2011

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 7487Q 10 0	Page 2 of 18 Pages

(1)	Names of reporting persons Granite Global Ventures III L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 1,579,471 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 1,579,471 (2)
(9)	Aggregate amount beneficially owned by each reporting person 1,579,471 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 3.3% (3)
(12)	Type of reporting person (see instructions) PN

(1)

This statement on Schedule 13G is filed by Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures III L.L.C., Granite Global Ventures II L.P., GGV II Entrepreneurs Fund L.P., Granite Global Ventures II L.L.C., Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee (collectively, the “Reporting Persons”). These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Consists of (i) 1,541,880 shares of Common Stock held by Granite Global Ventures III L.P. and (ii) 37,591 shares of Common Stock held by GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. is the sole general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee are Managing Directors of Granite Global Ventures III L.L.C. As such, Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Messrs. Scott B. Bonham, Jixun Foo, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 47,641,625 shares of the Issuer’s Common Stock outstanding on its most recently filed quarterly report on Form 10-Q for the period ended September 30, 2011.

SCHEDULE 13G

CUSIP No. 7487Q 10 0	Page 3 of 18 Pages

(1)	Names of reporting persons GGV III Entrepreneurs Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 1,579,471 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 1,579,471 (2)
(9)	Aggregate amount beneficially owned by each reporting person 1,579,471 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 3.3% (3)
(12)	Type of reporting person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Consists of (i) 1,541,880 shares of Common Stock held by Granite Global Ventures III L.P. and (ii) 37,591 shares of Common Stock held by GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. is the sole general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee are Managing Directors of Granite Global Ventures III L.L.C. As such, Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Messrs. Scott B. Bonham, Jixun Foo, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 47,641,625 shares of the Issuer’s Common Stock outstanding on its most recently filed quarterly report on Form 10-Q for the period ended September 30, 2011.

SCHEDULE 13G

CUSIP No. 7487Q 10 0	Page 4 of 18 Pages

(1)	Names of reporting persons Granite Global Ventures III L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 1,579,471 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 1,579,471 (2)
(9)	Aggregate amount beneficially owned by each reporting person 1,579,471 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 3.3% (3)
(12)	Type of reporting person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Consists of (i) 1,541,880 shares of Common Stock held by Granite Global Ventures III L.P. and (ii) 37,591 shares of Common Stock held by GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. is the sole general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee are Managing Directors of Granite Global Ventures III L.L.C. As such, Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Messrs. Scott B. Bonham, Jixun Foo, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 47,641,625 shares of the Issuer’s Common Stock outstanding on its most recently filed quarterly report on Form 10-Q for the period ended September 30, 2011.

SCHEDULE 13G

CUSIP No. 7487Q 10 0	Page 5 of 18 Pages

(1)	Names of reporting persons Granite Global Ventures II L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 1,187,504 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 1,187,504 (2)
(9)	Aggregate amount beneficially owned by each reporting person 1,187,504 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 2.5% (3)
(12)	Type of reporting person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Consists of (i) 1,163,163 shares of Common Stock held by Granite Global Ventures II L.P. and (ii) 24,341 shares of Common Stock held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee are members of the Investment Committee of Granite Global Ventures II L.L.C. As such, Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Scott B. Bonham, Jixun Foo, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 47,641,625 shares of the Issuer’s Common Stock outstanding on its most recently filed quarterly report on Form 10-Q for the period ended September 30, 2011.

SCHEDULE 13G

CUSIP No. 7487Q 10 0	Page 6 of 18 Pages

(1)	Names of reporting persons GGV II Entrepreneurs Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 1,187,504 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 1,187,504 (2)
(9)	Aggregate amount beneficially owned by each reporting person 1,187,504 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 2.5% (3)
(12)	Type of reporting person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Consists of (i) 1,163,163 shares of Common Stock held by Granite Global Ventures II L.P. and (ii) 24,341 shares of Common Stock held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee are members of the Investment Committee of Granite Global Ventures II L.L.C. As such, Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Scott B. Bonham, Jixun Foo, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 47,641,625 shares of the Issuer’s Common Stock outstanding on its most recently filed quarterly report on Form 10-Q for the period ended September 30, 2011.

SCHEDULE 13G

CUSIP No. 7487Q 10 0	Page 7 of 18 Pages

(1)	Names of reporting persons Granite Global Ventures II L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 1,187,504 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 1,187,504 (2)
(9)	Aggregate amount beneficially owned by each reporting person 1,187,504 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 2.5% (3)
(12)	Type of reporting person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Consists of (i) 1,163,163 shares of Common Stock held by Granite Global Ventures II L.P. and (ii) 24,341 shares of Common Stock held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee are members of the Investment Committee of Granite Global Ventures II L.L.C. As such, Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Scott B. Bonham, Jixun Foo, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 47,641,625 shares of the Issuer’s Common Stock outstanding on its most recently filed quarterly report on Form 10-Q for the period ended September 30, 2011.

SCHEDULE 13G

CUSIP No. 7487Q 10 0	Page 8 of 18 Pages

(1)	Names of reporting persons Scott B. Bonham
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Canada
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 2,766,975 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 2,766,975 (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,766,975 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 5.8% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Consists of (i) 1,541,880 shares of Common Stock held by Granite Global Ventures III L.P., (ii) 37,591 shares of Common Stock held by GGV III Entrepreneurs Fund L.P., (iii) 1,163,163 shares of Common Stock held by Granite Global Ventures II L.P. and (iv) 24,341 shares of Common Stock held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. is the sole general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee are members of the Investment Committee of Granite Global Ventures II L.L.C and Managing Directors of Granite Global Ventures III L.L.C. As such, Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Scott B. Bonham, Jixun Foo, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 47,641,625 shares of the Issuer’s Common Stock outstanding on its most recently filed quarterly report on Form 10-Q for the period ended September 30, 2011.

SCHEDULE 13G

CUSIP No. 7487Q 10 0	Page 9 of 18 Pages

(1)	Names of reporting persons Hany M. Nada
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 2,766,975 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 2,766,975 (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,766,975 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 5.8% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Consists of (i) 1,541,880 shares of Common Stock held by Granite Global Ventures III L.P., (ii) 37,591 shares of Common Stock held by GGV III Entrepreneurs Fund L.P., (iii) 1,163,163 shares of Common Stock held by Granite Global Ventures II L.P. and (iv) 24,341 shares of Common Stock held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. is the sole general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee are members of the Investment Committee of Granite Global Ventures II L.L.C and Managing Directors of Granite Global Ventures III L.L.C. As such, Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Scott B. Bonham, Jixun Foo, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 47,641,625 shares of the Issuer’s Common Stock outstanding on its most recently filed quarterly report on Form 10-Q for the period ended September 30, 2011.

SCHEDULE 13G

CUSIP No. 7487Q 10 0	Page 10 of 18 Pages

(1)	Names of reporting persons Thomas K. Ng
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 2,766,975 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 2,766,975 (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,766,975 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 5.8% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Consists of (i) 1,541,880 shares of Common Stock held by Granite Global Ventures III L.P., (ii) 37,591 shares of Common Stock held by GGV III Entrepreneurs Fund L.P., (iii) 1,163,163 shares of Common Stock held by Granite Global Ventures II L.P. and (iv) 24,341 shares of Common Stock held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. is the sole general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee are members of the Investment Committee of Granite Global Ventures II L.L.C and Managing Directors of Granite Global Ventures III L.L.C. As such, Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Scott B. Bonham, Jixun Foo, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 47,641,625 shares of the Issuer’s Common Stock outstanding on its most recently filed quarterly report on Form 10-Q for the period ended September 30, 2011.

SCHEDULE 13G

CUSIP No. 7487Q 10 0	Page 11 of 18 Pages

(1)	Names of reporting persons Jixun Foo
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Singapore
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 2,766,975 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 2,766,975 (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,766,975 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 5.8% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Consists of (i) 1,541,880 shares of Common Stock held by Granite Global Ventures III L.P., (ii) 37,591 shares of Common Stock held by GGV III Entrepreneurs Fund L.P., (iii) 1,163,163 shares of Common Stock held by Granite Global Ventures II L.P. and (iv) 24,341 shares of Common Stock held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. is the sole general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee are members of the Investment Committee of Granite Global Ventures II L.L.C and Managing Directors of Granite Global Ventures III L.L.C. As such, Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Scott B. Bonham, Jixun Foo, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 47,641,625 shares of the Issuer’s Common Stock outstanding on its most recently filed quarterly report on Form 10-Q for the period ended September 30, 2011.

SCHEDULE 13G

CUSIP No. 7487Q 10 0	Page 12 of 18 Pages

(1)	Names of reporting persons Glenn Solomon
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 51,250 (2)
(6) Shared voting power 2,766,975 (3)
(7) Sole dispositive power 51,250 (2)
(8) Shared dispositive power 2,766,975 (3)
(9)	Aggregate amount beneficially owned by each reporting person 2,818,225 (2)(3)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 5.9% (4)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Represents (i) a fully vested stock option for 25,000 shares, (ii) a fully vested stock option for 20,000 shares and (iii) a stock option for 25,000 shares of which 6,250 shares have vested or will vest within 60 days.

(3)

Consists of (i) 1,541,880 shares of Common Stock held by Granite Global Ventures III L.P., (ii) 37,591 shares of Common Stock held by GGV III Entrepreneurs Fund L.P., (iii) 1,163,163 shares of Common Stock held by Granite Global Ventures II L.P. and (iv) 24,341 shares of Common Stock held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. is the sole general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee are members of the Investment Committee of Granite Global Ventures II L.L.C and Managing Directors of Granite Global Ventures III L.L.C. As such, Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Scott B. Bonham, Jixun Foo, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee own no securities of the Issuer directly.

(4)

This percentage is calculated based upon 47,641,625 of the Issuer’s Common Stock outstanding on its most recently filed quarterly report on Form 10-Q for the period ended September 30, 2011, plus 51,250 shares which could be acquired by Glenn Solomon within 60 days of December 31, 2011.

SCHEDULE 13G

CUSIP No. 7487Q 10 0	Page 13 of 18 Pages

(1)	Names of reporting persons Jenny Lee
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Singapore
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 2,766,975 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 2,766,975 (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,766,975 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 5.8% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Consists of (i) 1,541,880 shares of Common Stock held by Granite Global Ventures III L.P., (ii) 37,591 shares of Common Stock held by GGV III Entrepreneurs Fund L.P., (iii) 1,163,163 shares of Common Stock held by Granite Global Ventures II L.P. and (iv) 24,341 shares of Common Stock held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. is the sole general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee are members of the Investment Committee of Granite Global Ventures II L.L.C and Managing Directors of Granite Global Ventures III L.L.C. As such, Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Scott B. Bonham, Jixun Foo, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 47,641,625 shares of the Issuer’s Common Stock outstanding on its most recently filed quarterly report on Form 10-Q for the period ended September 30, 2011.

SCHEDULE 13G

CUSIP No. 7487Q 10 0	Page 14 of 18 Pages

Introductory Note: This statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”) of QuinStreet, Inc. (the “Issuer”).

Item 1(a).	Name of Issuer:

QuinStreet, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

950 Tower Lane, 6th Floor

Foster City, California 94404

Item 2(a).	Name of Person(s) Filing:

Granite Global Ventures III L.P.

GGV III Entrepreneurs Fund L.P.

Granite Global Ventures III L.L.C.

Granite Global Ventures II L.P.

GGV II Entrepreneurs Fund L.P.

Granite Global Ventures II L.L.C.

Scott B. Bonham

Hany M. Nada

Thomas K. Ng

Jixun Foo

Glenn Solomon

Jenny Lee

Item 2(b).	Address of Principal Business Office:

GGV Capital

2494 Sand Hill Road, Suite 100

Menlo Park, California 94025

United States of America

Item 2(c).	Citizenship or Place of Organization:

Name	Citizenship or Place of Organization

1. Granite Global Ventures III L.P.	Delaware, United States of America

2. GGV III Entrepreneurs Fund L.P.	Delaware, United States of America

3. Granite Global Ventures III L.L.C.	Delaware, United States of America

4. Granite Global Ventures II L.P.	Delaware, United States of America

5. GGV II Entrepreneurs Fund L.P.	Delaware, United States of America

6. Granite Global Ventures II L.L.C.	Delaware, United States of America

7. Scott B. Bonham	Canada

8. Hany M. Nada	United States of America

9. Thomas K. Ng	United States of America

10. Jixun Foo	Singapore

11. Glenn Solomon	United States of America

12. Jenny Lee	Singapore

SCHEDULE 13G

CUSIP No. 7487Q 10 0	Page 15 of 18 Pages

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.001 per share, of the Issuer.

Item 2(e).	CUSIP Number:

7487Q 10 0

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4(a).	Amount Beneficially Owned:

Item 4(b).	Percent of Class:

Item 4(c).	Number of shares as to which such persons have:

The following information with respect to the ownership of Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G as of December 31, 2011:

	xxxxxxx	xxxxxxx	xxxxxxx	xxxxxxx	xxxxxxx	xxxxxxx	xxxxxxx
Reporting Persons	Shares Held Directly (1)	Sole Voting Power (1)	Shared Voting Power (1)	Sole Dispositive Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1)

Granite Global Ventures III L.P.	1,541,880	0	1,579,471	0	1,579,471	1,579,471	3.3	%(3)
GGV III Entrepreneurs Fund L.P.	37,591	0	1,579,471	0	1,579,471	1,579,471	3.3	%(3)
Granite Global Ventures III L.L.C. (2)	0	0	1,579,471	0	1,579,471	1,579,471	3.3	%(3)
Granite Global Ventures II L.P.	1,163,163	0	1,187,504	0	1,187,504	1,187,504	2.5	%(3)
GGV II Entrepreneurs Fund L.P.	24,341	0	1,187,504	0	1,187,504	1,187,504	2.5	%(3)
Granite Global Ventures II L.L.C. (2)	0	0	1,187,504	0	1,187,504	1,187,504	2.5	%(3)
Scott B. Bonham	0	0	2,766,975	0	2,766,975	2,766,975	5.8	%(3)
Hany M. Nada	0	0	2,766,975	0	2,766,975	2,766,975	5.8	%(3)
Thomas K. Ng	0	0	2,766,975	0	2,766,975	2,766,975	5.8	%(3)
Jixun Foo	0	0	2,766,975	0	2,766,975	2,766,975	5.8	%(3)
Glenn Solomon	51,250	51,250	2,766,975	51,250	2,766,975	2,818,225	5.9	%(4)
Jenny Lee	0	0	2,766,975	0	2,766,975	2,766,975	5.8	%(3)

(1)	Represents the number of shares of Common Stock currently underlying all Securities held by the Reporting Persons.

(2)

Granite Global Ventures III L.L.C. is the sole general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee are members of the Investment Committee of Granite Global Ventures II L.L.C and Managing Directors of Granite Global Ventures III L.L.C. As such, Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Scott B. Bonham, Jixun Foo, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 47,641,625 shares of the Issuer’s Common Stock outstanding on its most recently filed quarterly report on Form 10-Q for the period ended September 30, 2011.

(4)

This percentage is calculated based upon 47,641,625 of the Issuer’s Common Stock outstanding on its most recently filed quarterly report on Form 10-Q for the period ended September 30, 2011, plus 51,250 shares which could be acquired by Glenn Solomon within 60 days of December 31, 2011.

SCHEDULE 13G

CUSIP No. 7487Q 10 0	Page 16 of 18 Pages

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

Not applicable.

SCHEDULE 13G

CUSIP No. 7487Q 10 0	Page 17 of 18 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2012

GRANITE GLOBAL VENTURES III L.P. GGV III ENTREPRENEURS FUND L.P.
BY: ITS:	GRANITE GLOBAL VENTURES III L.L.C. GENERAL PARTNER

By:	/s/ Hany M. Nada
Hany M. Nada Managing Director

GRANITE GLOBAL VENTURES III L.L.C.

By:	/s/ Hany M. Nada
Hany M. Nada Managing Director

GRANITE GLOBAL VENTURES II L.P. GGV II ENTREPRENEURS FUND L.P.
BY: ITS:	GRANITE GLOBAL VENTURES II L.L.C. GENERAL PARTNER

By:	/s/ Hany M. Nada
Hany M. Nada Managing Director

GRANITE GLOBAL VENTURES II L.L.C.

By:	/s/ Hany M. Nada
Hany M. Nada Managing Director

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Scott B. Bonham

/s/ Hany M. Nada
Hany M. Nada

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Thomas K. Ng

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Jixun Foo

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Glenn Solomon

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Jenny Lee

Exhibit(s):

Exhibit 99.1: Joint Filing Statement

Page 18 of 18 Pages

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of Common Stock of QuinStreet, Inc.

Dated: February 13, 2012

GRANITE GLOBAL VENTURES III L.P.
GGV III ENTREPRENEURS FUND L.P.
BY:	GRANITE GLOBAL VENTURES III L.L.C.
ITS:	GENERAL PARTNER

By:	/s/ Hany M. Nada
Hany M. Nada
Managing Director

GRANITE GLOBAL VENTURES III L.L.C.

By:	/s/ Hany M. Nada
Hany M. Nada
Managing Director

GRANITE GLOBAL VENTURES II L.P.
GGV II ENTREPRENEURS FUND L.P.
BY:	GRANITE GLOBAL VENTURES II L.L.C.
ITS:	GENERAL PARTNER

By:	/s/ Hany M. Nada
Hany M. Nada
Managing Director

GRANITE GLOBAL VENTURES II L.L.C.

By:	/s/ Hany M. Nada
Hany M. Nada
Managing Director

/s/ Hany M. Nada Hany M. Nada as Attorney-in-fact for Scott B. Bonham

/s/ Hany M. Nada
Hany M. Nada

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Thomas K. Ng

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Jixun Foo

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Glenn Solomon

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Jenny Lee